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EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Kohl's Corporation for the registration of $300,000,000 aggregate amount of Debt Securities, Preferred Stock, Depository Shares, Common Stock and/or Warrants and to the incorporation by reference therein of our report dated March 9, 2001, except for
Note 12, as to which the date is March 16, 2001, with respect to the consolidated financial statements and schedule of Kohl's Corporation included in its Annual Report on Form 10-K for the year ended February 3, 2001 filed with the Securities and Exchange Commission.

                                      /S/ ERNST & YOUNG LLP
                                      -----------------------------------
                                          ERNST & YOUNG LLP

Milwaukee, Wisconsin
March 1, 2002